UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 26, 2020

10x Genomics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39035	45-5614458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6230 Stoneridge Mall Road

Pleasanton, California 94588

(925) 401-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	TXG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2020, the Board of Directors of 10x Genomics, Inc. (the “Company”) appointed Kimberly J. Popovits to the Board of Directors as a Class II director effective immediately.

Ms. Popovits served as President and Chief Executive Officer of Genomic Health, Inc., a healthcare company, from January 2009, and as Chairman of the Board of Genomic Health, Inc. from March 2012, until the acquisition of Genomic Health, Inc. by Exact Sciences Corporation in November 2019. Ms. Popovits previously served as President and Chief Operating Officer of Genomic Health from February 2002 to January 2009. From November 1987 to February 2002, Ms. Popovits served in various roles at Genentech, Inc., most recently serving as Senior Vice President, Marketing and Sales from February 2001 to February 2002, and as Vice President, Sales from October 1994 to February 2001. Prior to joining Genentech, Ms. Popovits served as Division Manager, Southeast Region, for American Critical Care, a Division of American Hospital Supply, a supplier of healthcare products to hospitals. Ms. Popovits has served on the board of directors of Kiniksa Pharmaceuticals, Ltd. since February 2018 and the board of directors of MyoKardia, Inc. since March 2017, and previously served on the board of directors of ZS Pharma Inc. She holds a B.A. in Business from Michigan State University.

In connection with the appointment of Ms. Popovits, the size of the Board of Directors was increased from seven to eight members.

Ms. Popovits will receive compensation as a non–employee director in accordance with the Company’s Non–Employee Director Compensation policy, which provides that non-employee directors will receive:

•	an annual cash retainer of $40,000 for their service on the Board of Directors;

•

a one-time grant of options having a grant date fair market value equal to $400,000 and an exercise price per share equal to the fair market value of a share of Class A common stock on the date of the grant, which will vest as to one-third of such grant on the first anniversary of the date of the grant and thereafter in equal monthly installments for the following two years, subject to their continued service through each vesting date;

•

an annual grant of options having a grant date fair market value equal to $200,000 and an exercise price per share equal to the fair market value of a share of Class A common stock on the date of grant, to be granted on the date of our annual meeting of stockholders and which will vest monthly over the 12 month period following the date of grant, subject to their continued service through each vesting date; and

•	certain additional annual cash retainers for serving as a member or chair of a committee of the Board of Directors.

Ms. Popovits, in connection with her appointment to the Board of Directors, has entered into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.17 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-233361) filed with the Securities and Exchange Commission on September 3, 2019.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 26, 2020, the Board of Directors of the Company amended and restated the Company’s bylaws (the “Amended and Restated Bylaws”) to revise the existing forum selection provisions to provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claims under the Securities Act of 1933, as amended, or any successor thereto.

The Amended and Restated Bylaws are attached hereto as Exhibit 3.1 and are hereby incorporated by reference into this Item 5.03. The foregoing summary description of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

3.1	Amended and Restated Bylaws of 10x Genomics, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

10x Genomics, Inc. By: /s/ Eric S. Whitaker Name: Eric S. Whitaker Title: General Counsel

Date: March 26, 2020